UNITED STATES

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

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FOR IMMEDIATE RELEASE

CYPRESSFIRST SENDS LETTER TO CYPRESS SEMICONDUCTOR STOCKHOLDERS

Cypress Should Not Tolerate an Overcompensated and Conflicted Executive Chairman

Urges Stockholders to Protect and Enhance Stock Value by Voting the GOLD Proxy Card at the Annual

Meeting FOR the Election of Dan McCranie and Camillo Martino

SAN JOSE, C.A., May 19, 2017—Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress” or “the Company”) Board of Directors at the 2017 Annual Meeting of Stockholder scheduled to be held on June 8, 2017, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder, (collectively “CypressFirst”) today issued the following open letter to Cypress stockholders regarding the upcoming election of directors. The full text of the letter is reprinted below.

The CypressFirst letter, urging Cypress Semiconductor stockholders to vote the GOLD proxy card FOR the election of Dan McCranie and Camillo Martino, can be found at www.CypressFirst.com or on the website of the Securities and Exchange Commission (www.sec.gov).

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

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Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

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ldennedy@mackenziepartners.com

*    *     *    *    *

May 19, 2017

This Election Contest is about Ethics, Good Governance and “Doing What’s Right for Cypress”

—and Its Stockholders

Dear Fellow Cypress Stockholder:

Only a few weeks remain before the Cypress Annual Meeting of Stockholders on June 8, at which you will have the choice to replace Ray Bingham, the executive chairman, and Eric Benhamou, the lead director, with two better-qualified directors, both of whom are semiconductor veterans, having held between them three CEO positions and 12 directorships. The purpose of this letter is to step back from the fray of the election and examine a few, simple facts that show why the Cypress Board needs change.

Cypress and its stockholders deserve better than Bingham and Benhamou. Cypress should not be forced to compete with its own executive chairman, who has received a compensation package from Cypress worth $5.38 million in cash and stock, and also stands to make millions more by working for Canyon Bridge, a private equity firm funded by the Chinese government, which focuses on acquiring semiconductor companies—in direct competition with Cypress.

Cypress also deserves a lead director who holds the Board accountable to the Company’s clear ethical standards, and Benhamou has failed his duties in this regard.

Cypress stockholders have the power to rectify these problems of excess compensation and conflict of interest by voting the GOLD Proxy FOR Dan McCranie and Camillo Martino to replace Ray Bingham and Eric Benhamou.

We fully support CEO Hassane El-Khoury and his management team—they are not the problem. But we do believe that Cypress and its stockholders urgently need two new directors who have strong ethical principles and extensive governance experience—directors who will follow, rather than evade, Cypress’s ethical standards as stated in the Company’s Code of Business Conduct and Ethics. As new directors, Dan McCranie and Camillo Martino would work diligently and creatively—without millions of dollars in excessive compensation—to assist management not only in bringing better governance to Cypress, but also in solving its chronic problem of low gross margin.

Ray Bingham, whom we are seeking to replace, took control of Cypress on April 28, 2016, and thus has been the top executive of the company for over a year without making any progress on improving gross margin. Indeed, in the most recent quarter, gross margin declined by nearly 1% to 39.3%. Better results are promised by the end of 2017 and in 2018—but without substantial gross margin improvement, Cypress will not be able to pay down its debt, increase its dividend, or improve its bottom line and thus share price. Which directors do you believe can better help CEO El-Khoury and the management team in addressing low gross margin: Dan McCranie and Camillo Martino, both of whom have semiconductor operational experience—or Ray Bingham and Eric Benhamou, neither of whom has any prior semiconductor operational experience?

Cypress Should Not Tolerate an Executive Chairman Who Serves Two Masters

The Cypress Board’s latest, strident attack letter is an attempt to divert your attention from the critical Bingham conflict of interest and overcompensation issues with irrelevant attacks on our motives. We focus here on the issues themselves. There are two simple and undeniable facts related to Bingham’s conflict of interest problem:

•	Cypress and Canyon Bridge compete for potential M&A candidates every day.

•	Bingham cannot simultaneously serve two masters who have the same objectives. This conflict of interest problem will fester until he decides—or the stockholders decide for him—which of his competing jobs he will leave.

Despite the Board’s diversionary claims, the ongoing conflict of interest problem has never been about the Lattice Semiconductor acquisition by Canyon Bridge; rather, it has always been about the direct, head-to-head competition between Canyon Bridge and Cypress to find and acquire semiconductor companies. This is an untenable situation with Ray Bingham on both sides of the fence. How can Cypress stockholders be properly served by an executive chairman who, upon learning of a new M&A opportunity, must decide which of his two masters to serve?

Ray Bingham, Eric Benhamou and the Cypress Board have resisted all of our efforts to learn about and disclose to stockholders the true story of Bingham’s involvement with Canyon Bridge. They continue to misrepresent and omit facts in their communications to stockholders, despite rulings by the Delaware Chancery Court that forced them to turn over relevant documents. They are still fighting us—document by document—to prevent you from receiving that relevant information. What have they got to hide? If Cypress has “effective conflict of interest policies at every level,” as the Board claims, why do they continue to fight at your expense in the Delaware Court?

The fact that Ray Bingham’s two employers compete with each other, and have glaring conflicts on opportunities, is as plain as day for all to see—except for Bingham, Benhamou and the Board.

Another diversionary tactic used by the Cypress Board is to insist that Canyon Bridge is not a Cypress competitor by claiming that there was no conflict of interest because Cypress did not attempt to buy Lattice after the Company’s latest discussions in 2016. The fact that both Cypress and Canyon Bridge were at times interested in acquiring the same company simply illustrates that a structural conflict of interest exists. What acquisition opportunities does Ray Bingham know about—right now—that he has not passed on to Cypress? If there are any, he would be in violation of one of his fiduciary duties as a Cypress director.

Consider the following facts:

•	Canyon Bridge states in an SEC filing[1] that it “focuses on acquiring interests in companies in the technology sector (specifically, companies in the semi-conductor industry).”

•	Cypress has acquired 32 semiconductor companies—about one per year over its history. Furthermore, well over 50% of Cypress’s revenue today comes from acquired businesses.

•	Cypress’s recent successes, proudly touted as part of “Cypress 3.0,” are heavily dependent on prior acquisitions. Where would Cypress be today if its M&A efforts had not been successful in these three critical market segments: Automotive (Fujitsu and Spansion acquisitions); Communications (Broadcom’s IoT Group acquisition); and USB Type-C (three USB acquisitions)?

Lead Director Benhamou Must Share the Blame

As lead director, Mr. Benhamou has a duty not to turn a blind eye on this conflict of interest problem, but rather to enforce within the Board the Cypress Code of Ethics, which establishes these principles:

1.	Source: SEC Form ADV Part 2 Brochure: “Canyon Bridge Management Corp.,” 1/26/17

•	“Conflict of interest: A conflict of interest exists where the interests of one person or entity conflict with the interests or benefits of the Company (Cypress).”

•	“Our policies prohibit any employee from accepting simultaneous employment of any kind without written permission of the Company, and prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor.”

•	“It is a conflict of interest to serve as a director of any company that competes with the Company.”

•	“Although you may serve as a director of another company, our policy requires that you first obtain approval from the Company’s Chief Financial Officer before accepting a directorship.”

•	“Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company.”

•	“Employees, agents, or contractors should always try to avoid even the appearance of impropriety.”

Why do Eric Benhamou, Ray Bingham and the Board desperately want you to agree that Canyon Bridge and Cypress don’t compete? We believe it is because Bingham obviously is violating the Company’s crystal-clear Code of Ethics and therefore the Board needs a reason to continue ignoring Bingham’s conflicts.

Why has this all happened—and why is the Cypress Board resisting our reasonable settlement proposals and fighting to prevent disclosures to its own stockholders? If you look past the diversionary attacks, we think that the answers are simple and obvious:

•	Ray Bingham wants to wear “two hats.” He wants to be paid millions as the part-time executive chairman of Cypress, and millions more as an owner and co-founder of Canyon Bridge.

•	According to the Canyon Bridge SEC filing[2], the Canyon Bridge Management Corp., which is owned by just three individuals—Ray Bingham, Benjamin Chow and Hong John Kao—will receive a 2% “management fee” every year on total invested funds, currently $1.515 billion.

•	That adds up to $30 million per year. The Chinese investors have already paid $6 million in management fees for just the last ten-and-one-half weeks of 2016, and a further $30 million in advance for 2017 management fees.

•	In addition, Ray Bingham, Benjamin Bin Chow and Hong John Kao are also the owners of another corporation, the Canyon Bridge Private Equity Fund, which will receive a “carried interest” of 20% of the fund’s profits.[3] We believe this data helps answer the prior question of which master Bingham will serve. We are worried it will be the one who pays millions in management fees, plus a cut of the profits, not Cypress.

Given these newly uncovered facts, do you really want Mr. Bingham as your executive chairman—or even as a member of the Cypress Board?

Eric Benhamou also does not deserve your support:

•	He was the Chairman of the Compensation Committee that recommended and locked in Bingham’s egregious executive compensation package, forcing a single yes-or-no vote on creating the executive chairman position.

2.	Source: SEC Form ADV Part 2 Brochure: “Canyon Bridge Management Corp.,” 1/26/17
3.	From dispositions of investments made by the Private Equity Fund after the return of invested capital and preferred returns to the limited partners.

•	Stockholders can rightly ask to see Benhamou’s claimed study by compensation experts that justified an $877,500 annual salary plus target bonus for a job to which Bingham showed up just two days per week. And how is it remotely rational that Bingham should be paid $4.5 million in RSUs with three-year time vesting for his “transitionary” role to mentor Hassane El-Khoury?

•	Benhamou allowed Bingham to become the only Cypress executive whose equity compensation is not performance-based.

•	Finally, Benhamou, in his capacity as lead director, is responsible for making sure that you as stockholders were given all the facts in the Proxy Materials dealing with the election of directors. You were not. That’s why Cypress was forced to file a “Supplement to the Proxy Statement” on May 17, 2017. (See our other letter dated May 19, 2017, which discusses the inadequacies of the latest Cypress Supplement)

In a May 15, 2017, letter, the Board now publicly admits that Bingham’s executive chairman role should end, spinning it as, “The Company will transition away from the executive chairman structure by the end of the current year.”

•	We believe Cypress should “transition” on June 8, and remind stockholders that their vote will make that change happen.

•	Why won’t Cypress give stockholders a break and end Bingham’s make-work job on June 8?

•	Or—will the Board quietly arrange for Bingham to get all of his unvested and unearned RSUs?

Eric Benhamou should be leading the effort to return to stockholders Ray Bingham’s unnecessary $4.5 million equity package and his $877,500 salary plus target bonus.

Eric Benhamou should also be held accountable as lead director for the Board’s cover-up of Bingham’s ethical violations.

It’s time for the Cypress Board to “Do What’s Right for Cypress” and allow full disclosure of all the facts to stockholders.

We continue to offer a solution that will end the proxy contest, lawsuits and festering governance problems: We will accept enlarging the Cypress Board to nine directors, if Dan McCranie and Camillo Martino are added to the Cypress Board under acceptable terms and with acceptable committee assignments, and if Mr. Bingham returns to receiving normal Cypress directors’ pay on June 8. If our offer is accepted, we will not seek to replace Bingham and Benhamou at the Annual Meeting.

Finally, if our offer is rejected again by the Board, remember that you, the stockholders, have the power to end this conflict, restore good governance and send a clear message to the Cypress Board that you will not tolerate self-enrichment at the stockholders’ expense. Please vote to elect our two new, superlatively qualified directors to replace Ray Bingham and Eric Benhamou.

We appreciate your support and strongly recommend your prompt vote on the GOLD Proxy FOR Dan McCranie and Camillo Martino to be elected to the Cypress Board.

Sincerely,

/s/ J. Daniel McCranie	/s/ Camillo Martino	/s/ T.J. Rodgers
J. Daniel McCranie	Camillo Martino	T.J. Rodgers

MAKE YOUR VIEWS CLEAR TO THE BOARD BY AUTHORIZING A PROXY TO VOTE FOR EACH PROPOSAL BY FOLLOWING THE INSTRUCTIONS ON THE GOLD PROXY CARD. IF YOU JUST SIGN AND RETURN THE GOLD CARD, YOUR VOTES WILL BE MADE ACCORDING TO THE GOLD CARD RECOMMENDATIONS.

DO NOT RETURN ANY WHITE PROXY CARD THAT YOU MAY RECEIVE FROM THE COMPANY RELATING TO THE ANNUAL MEETING, EVEN AS A PROTEST VOTE.

IF YOU HAVE ALREADY SUBMITTED A WHITE PROXY CARD TO THE COMPANY RELATING TO THE ANNUAL MEETING, IT IS NOT TOO LATE TO CHANGE YOUR VOTE. TO REVOKE YOUR PRIOR PROXY AND CHANGE YOUR VOTE, SIMPLY SIGN, DATE AND RETURN THE GOLD PROXY CARD.

For more information about the CypressFirst nominees, please read the CypressFirst Proxy Statement. The CypressFirst Proxy Statement, the Post-Trial Opinion (http://cypressfirst.com/pdf/Post-Trial-Opinion.pdf) of the Delaware Court of Chancery in the Section 220 litigation, and Rodgers’s Complaint (http://cypressfirst.com/pdf/Second-Complaint.pdf) against the Cypress Board of Directors for their misstatements and omissions in Cypress’ proxy materials, and other related materials are online at www.CypressFirst.com.

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